EXHIBIT 21.1

SUPERIOR ENERGY SERVICES, INC.
List of Subsidiaries*

STATE OF JURISDICTION OF
NAME	INCORPORATION OR ORGANIZATION
1105 Peters Road, L.L.C.	Louisiana

Ace Rental Tools, L.L.C.	Louisiana

Blowout Tools, Inc.	Texas

Concentric Pipe and Tool Rentals, L.L.C.	Louisiana

Connection Technology, L.L.C.	Louisiana

Environmental Treatment Team, L.L.C.	Louisiana

F & F Wireline Services, L.L.C.	Louisiana

Fastorq, L.L.C.	Louisiana

H.B Rentals, L.C.	Louisiana

International Snubbing Services, L.L.C.	Louisiana

Lamb Energy Services, L.L.C.	Delaware

Oil Stop, L.L.C.	Louisiana

Premier Oilfield Rentals Limited	Scotland

Production Management Industries, L.L.C.	Louisiana

SESI, L.L.C.	Delaware

SPN Resources, LLC	Louisiana

Southeast Australian Services Pty., Ltd.	Australia

Stabil Drill Specialties, L.L.C.	Louisiana

Sub-Surface Tools, L.L.C.	Louisiana

Superior Energy Services, L.L.C.	Louisiana

Superior Energy Services de Venezuela, C.A.	Venezuela

Superior Energy Services Trinidad, Ltd.	Trinidad/Tobago

Superior Inspection Services, Inc.	Louisiana

STATE OF JURISDICTION OF
NAME	INCORPORATION OR ORGANIZATION
Tong Specialty, L.L.C.	Louisiana

Universal Fishing and Rental Tools, Inc.	Louisiana

Wild Well Control, Inc.	Texas

Workstrings, L.L.C.	Louisiana

*	Names of particular subsidiaries have been omitted from the above list because, considered in the aggregate, they would not constitute, as of the end of the year covered by this report, a “significant subsidiary” as that term is defined in Rule 1.02(w) of Regulation S-X under the Securities Exchange Act of 1934.